UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 27, 2005 (May 25, 2005)

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 1.01	Entry into a Material Definitive Agreement.

           As previously disclosed, on March 8, 2005, the Compensation Committee adopted an Inducement Plan as a means of providing equity compensation in order to induce individuals to become employed by the Company. The Inducement Plan was adopted solely because the Company’s 1996 Long-Term Incentive Plan may not have sufficient shares available to provide necessary equity inducement for new employees. The Inducement Plan provides for the issuance of up to 600,000 shares of the Company’s common stock. Stockholder approval of the Inducement Plan is not required under the rules of the New York Stock Exchange. Once a new equity incentive plan is approved by the Company’s stockholders, the Company does not intend to make any further grants under the Inducement Plan.

           On May 26, 2005, the Compensation Committee approved the grant of the following stock option and restricted stock awards under the Inducement Plan. The awards granted under the Inducement Plan were announced in a press release dated May 27, 2005. A copy of the press release is attached hereto as Exhibit 99.1.

# of Shares
		Underlying Stock	# of Restricted
Name	Title	Option Grant (1)	Shares (2)

Carl J. Landeck	Senior Vice President and Chief Financial Officer	75,000	100,000
Jim McDonald	Chief Marketing Officer	20,000	100,000
Katherine L. Abbott	Vice President and Treasurer	--	20,000

(1)	Stock option grants are nonqualified stock options, which vest and become exercisable in equal increments of one-third of the number of shares underlying the grant as of each of the first three anniversaries of the date of grant, subject to continuing service with the Company and subject to the other applicable terms and conditions of the Inducement Plan.

(2)	Restricted Stock is issued in the recipient’s name and is held by the Company until vested. The restricted stock generally vests and is no longer subject to restrictions on the earlier of the date (i) that is four years after the date of issuance, (ii) of a change in control of the Company, (iii) of the recipient’s death, or disability, so long as the employee remains employed by the Company through such date. However, the restricted stock will automatically vest and no longer be subject to restrictions if the employee’s employment is terminated by the Company without cause.

Item 5.03	Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

           On May 25, 2005, the Board of Directors resolved to amend and restate the Company’s by-laws, effective as of May 25, 2005. A copy of the amended and restated by-laws is attached hereto as Exhibit 3.2 and the following summary of the principal by-law amendments adopted by the Board does not purport to be complete and is qualified in its entirety by reference to the by-laws, which are incorporated herein by reference.

           The provisions of the by-laws relating to stockholders meetings were amended to (i) provide that stockholder meetings (whether annual or special) shall occur at a time and place, if any, as designated by the Board in order to permit stockholder meetings to be held over the internet, if necessary; (ii) permit notices of stockholder meetings to be delivered by electronic transmission and specifying when notice of a stockholder meeting, if mailed, shall be deemed to be delivered; (iii) permit stockholder meetings to be adjourned from time to time without prior notice, subject to certain conditions; (iv) clarify that the voting standard set forth in the by-laws applies to all matters submitted to a stockholder vote except as otherwise provided by the certificate of incorporation, the by-laws, stock exchange rules or applicable law; (v) revise the provision dealing with the requirement to make the stockholder list available prior to a stockholder meeting on a reasonably accessible electronic network or at the principal place of business of the Company; (vi) provide that the Company shall appoint an inspector of elections at stockholder meetings to execute specified tasks in accordance with the Delaware General Corporate Law (“DGCL”); and (vii) delineate the powers of the individual presiding at any stockholder meeting and provide that the Board may adopt the rules and regulations for the conduct of such meetings.

           The provisions of the by-laws relating to Directors were amended to (i) provide that directors may consent to any action in writing or by electronic transmission; (ii) permit the Board (or committees thereof) to participate in Board meetings (or committee meetings) by means of conference telephone or other communications equipment; and (iii) expressly state that each committee of the Board may make its own rules for the conduct of its business.

           The provisions of the by-laws relating to the Company’s capital stock were amended to (i) delete a superfluous reference to the establishment of record dates for stockholder actions taken by written consent; and (ii) add the default rules with respect to the establishment of record dates as set forth in Section 213 of the DGCL.

           The by-laws also were amended to include a separate indemnification article that supplements, but does not limit, the corresponding provisions set forth in the certificate of incorporation. The amendments provide for the mandatory advancement of the defense costs for all officers and directors of the Company. In addition, the amendments provide that any repeal or modification to the indemnification and advancement rights provided in the by-laws shall not affect the right of any person covered thereunder for any act or omission occurring prior to such repeal or modification.

           The provisions of the by-laws relating to dividends were amended to provide that the Company, prior to paying any dividend, must set aside funds in an amount that the Board deems sufficient to maintain compliance with Delaware law.

Item 9.01	Financial Statements and Exhibits.

c. Exhibits

3.2	Amended and Restated By-Laws of Bally Total Fitness Holding Corporation

99.1	Press release dated May 27, 2005, announcing the approval of the grant of stock option and restricted stock awards under the Inducement Plan to Carl J. Landeck , Jim McDonald and Katherine L. Abbott

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: May 27, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel